Exhibit 99.1

Tornier Appoints David H. Mowry as Interim President and Chief Executive Officer

Medical Device Industry Veteran Kevin C. O’Boyle Named Interim Vice Chairman

AMSTERDAM, The Netherlands, November 12, 2012 – Tornier N.V. (NASDAQ: TRNX), a global medical device company focused on providing surgical solutions to orthopaedic extremity specialists, today announced the appointment of David H. Mowry as Interim President and Chief Executive Officer, effective immediately. Mr. Mowry succeeds Douglas W. Kohrs, who has retired as President, Chief Executive Officer and Executive Director. Also effective immediately, Non-Executive Director, Kevin C. O’Boyle was named Interim Vice Chairman to serve as a liaison between Mr. Mowry and the Board.

Mr. Mowry, 50, will work with Mr. O’Boyle and Mr. Kohrs to ensure a smooth and orderly transition as the Board of Directors conducts a search for a permanent CEO.

Sean D. Carney, Chairman of Tornier, commented, “On behalf of the company and the Board of Directors, I would like to express our appreciation to Doug, for his leadership and contribution in building the Tornier business over the past six years. Doug was instrumental in bringing Tornier public, leading the recent acquisition of the OrthoHelix business and expanding our international footprint, core capabilities and the innovation pipeline.”

Douglas W. Kohrs commented, “I have greatly enjoyed my tenure with Tornier, and am proud to have had the opportunity to work with a fantastic team in growing the company to be one of the most prominent providers of orthopaedic solutions. I have great confidence in the skills and talent of Dave and rest of the management team and their ability to continue to execute on the strategy we have laid out together.”

David H. Mowry, Interim President and Chief Executive Officer of Tornier, commented, “I appreciate the opportunity to accept this expanded role with the company. I look forward to working with the Board and the talented management team in continuing to build the strong brand and reputation we have established at Tornier over the past 70 years.”

“As we look ahead to the next phase of Tornier’s growth, we are pleased Dave has agreed to take on additional responsibility to lead the company with the rest of the management team,” continued Mr. Carney. “Dave’s experience in the industry and specifically with Tornier provides confidence that he will continue to drive forward the strategic growth plans we have been executing.”

Mr. Mowry joined Tornier N.V. in July 2011 as Chief Operating Officer. He brings to Tornier 23 years of medical device industry experience in various engineering and management assignments. Prior to Tornier, Mr. Mowry served as Senior Vice President and President of the Neurovascular Division of Covidien plc, and in the same position with ev3 Inc., prior to its acquisition by Covidien. Mr. Mowry is a graduate of the United States Military Academy in West Point, New York with a degree in Engineering.

As Interim Vice Chairman, Mr. O’Boyle will serve as a liaison between the Interim President and Chief Executive Officer and the Board. Mr. O’Boyle has served as a director of Tornier since June 2010. Since December 2010, Mr. O’Boyle has served as Senior Vice President and Chief Financial Officer of Advanced BioHealing Inc., a medical device company which was acquired by Shire PLC in May 2011, and since June 2011 has served as Senior Vice President of Business Operations. From January 2003 until December 2009, Mr. O’Boyle served as the Chief Financial Officer of NuVasive, Inc. He currently serves on the Board of GenMark Diagnostics, Inc., a molecular diagnostics company. Mr. O’Boyle is a Certified Public Accountant and received a Bachelor of Science degree in Accounting from the Rochester Institute of Technology and completed the Executive Management Program at the University of California Los Angeles, John E. Anderson Graduate Business School.

Tornier is reiterating its previously issued financial guidance for the remainder of 2012, which is contained in Tornier’s earnings release issued on November 5, 2012.

Forward-Looking Statements

Statements contained in this release that relate to future, not past, events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations of future events and often can be identified by words such as “expect,” “should,” “project,” “anticipate,” “intend,” “will,” “may,” “believe,” “could,” “would,” “continue,” “outlook,” “guidance,” “future,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Tornier’s actual results to be materially different than those expressed in or implied by Tornier’s forward-looking statements. For Tornier, such uncertainties and risks include, among others, Tornier’s future operating results and financial performance, fluctuations in foreign currency exchange rates, the effect of global economic conditions, the European sovereign debt crisis, and austerity measures, risks associated with Tornier’s international operations and expansion, risks associated with Tornier’s recent acquisition of OrthoHelix and the new credit facility agreement, the timing of regulatory approvals and introduction of new products, physician acceptance, endorsement, and use of new products; the effect of regulatory actions, changes in and adoption of reimbursement rates, potential product recalls, competitor activities, the effect of changes in Tornier’s distribution channels and the costs and effects of litigation, risks associated with Tornier’s recent management changes; and changes in tax and other legislation. More detailed information on these and other factors that could affect Tornier’s actual results are described in Tornier’s filings with the U.S. Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q. Tornier undertakes no obligation to update its forward-looking statements.

About Tornier

Tornier is a global medical device company focused on serving extremities specialists who treat orthopaedic conditions of the shoulder, elbow, wrist, hand, ankle and foot. The Company’s broad offering of over 100 product lines includes joint replacement, trauma, sports medicine, and ortho-biologic products through Tornier and OrthoHelix brands to treat the extremities, as well as joint replacement products for the hip and knee in certain international markets. Since its founding approximately 70 years ago, Tornier’s “Specialists Serving Specialists” philosophy has fostered a tradition of innovation, intense focus on surgeon education, and commitment to advancement of orthopaedic technology stemming from its close collaboration with orthopaedic surgeons and thought leaders throughout the world. For more information regarding Tornier, visit www.tornier.com, or OrthoHelix, visit www.orthohelix.com.

CONTACT:

Tornier N.V.

Shawn McCormick

Chief Financial Officer

(952) 426-7646

shawn.mccormick@tornier.com

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